UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013

Griffin Capital Essential Asset REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

3104696100

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Investment Grade Portfolio Purchase Agreement

On November 5, 2013, Griffin Capital Essential Asset REIT, Inc. (the “Registrant”), through 18 special purpose entities (the “Borrower SPEs”) wholly-owned by Griffin Capital Essential Asset Operating Partnership, L.P., the Registrant’s operating partnership (the “Operating Partnership”) assumed the position as purchaser under a purchase and sale agreement (the “Portfolio Purchase Agreement”) for the purchase of 18 office properties located in 11 states (collectively, the “Investment Grade Portfolio”). The description of the Portfolio Purchase Agreement contained in Item 2.01 of this report is qualified in its entirety by the Portfolio Purchase Agreement and the Third Amendment to Portfolio Purchase Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively.

KeyBank Term Loan

In connection with the acquisition of the Investment Grade Portfolio, on November 5, 2013, the Borrower SPEs entered into a loan agreement with KeyBank National Association (“KeyBank”) to partially fund the purchase price for such acquisition (the “KeyBank Term Loan”). Subsequent to the acquisition of the Investment Grade Portfolio, the KeyBank Term Loan was syndicated to other participating lenders. The description of the KeyBank Term Loan contained in Item 2.03 of this report is qualified in its entirety by the relevant loan documents attached hereto as Exhibits 10.3 through 10.5.

Operating Partnership Equity Investment

In connection with the acquisition of the Investment Grade Portfolio, on November 5, 2013, the Operating Partnership and the Registrant entered into a purchase agreement (the “Unit Purchase Agreement”) with an affiliate of Starwood Property Trust, Inc. (the “Investor”), pursuant to which the Investor provided an approximately $250,000,000 equity investment in the Operating Partnership in exchange for 24,319,066 Series A Cumulative Redeemable Exchangeable Preferred Units of limited partnership interest (the “Preferred Units”) of the Operating Partnership. In addition to the Unit Purchase Agreement, the Registrant entered into an Investor Rights Agreement, a Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, Amendment No. 1 to the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership (the “Amendment”), and a Board Observer and Indemnification Agreement. The proceeds of the investment in the Preferred Units was used to partially fund the purchase of the Investment Grade Portfolio described further in Item 2.01 below.

The following description is qualified in its entirety by the Unit Purchase Agreement, the Investor Rights Agreement, the Second Amended and Restated Limited Partnership Agreement, the Amendment, and the Board Observer and Indemnification Agreement, attached hereto as Exhibits 10.6 through 10.10, respectively.

Second Amended and Restated Limited Partnership Agreement

The Second Amended and Restated Limited Partnership Agreement authorizes the issuance of additional classes of units of limited partnership interest, establishes a new series of preferred units of limited partnership interest and sets forth other necessary corresponding changes. All other terms of the Second Amended and Restated Limited Partnership Agreement remain substantially the same.

Amendment No. 1 to the Second Amended and Restated Limited Partnership Agreement

The Amendment sets forth the key terms of the Preferred Units.

Distribution Rate

The holders of the Preferred Units will receive distributions at a varying rate based upon the length of time the Preferred Units have been outstanding, as follows:

•	From November 5, 2013 through October 31, 2015, a rate of LIBOR plus 7.25% per annum of the Liquidation Preference (defined below) per Preferred Unit;

•	From November 1, 2015 through October 31, 2016, a rate of LIBOR plus 8.25% per annum of the Liquidation Preference per Preferred Unit;

•	From November 1, 2016 through October 31, 2017, a rate of LIBOR plus 9.25% per annum of the Liquidation Preference per Preferred Unit;

•	From November 1, 2017 through October 31, 2018, a rate of LIBOR plus 10.25% per annum of the Liquidation Preference per Preferred Unit; and

•	Commencing November 1, 2018 and each 12-month period thereafter, increases of 5% per annum.

At all times, LIBOR will be subject to a minimum floor of 0.25%.

Redemptions; Repurchases

The Preferred Units may be redeemed by the Operating Partnership, in whole or in part, at any time. The redemption price for the Preferred Units will be equal to the sum of (i) $10.28 per Preferred Unit, plus all accumulated and unpaid distributions (the “Liquidation Preference”); (ii) 1.81% of the Liquidation Preference; (iii) all accumulated and unpaid distributions through the date of redemption, plus interest thereon; and (iv) if such redemption occurs within the first 24 months of the investment, with respect to the redemption of the first 75% of the Preferred Units, all distributions that would have been payable from the date of redemption through the end of the 18th month of the investment, and, with respect to the redemption of the remaining 25% of the Preferred Units, all distributions that would have been payable from the date of redemption through the end of the 24th month of the investment.

A holder of Preferred Units may require the Operating Partnership to repurchase the Preferred Units upon the occurrence of any of the following (each an “Optional Repurchase Event” and as defined within the Amendment): (A) a breach of any of the Protective Provisions; (B) an Event of Default; (C) a Key Person Event; (D) a Change of Control that has not been consented to in accordance with the terms of the Amendment; (E) the failure of the Registrant to qualify as a REIT under the Internal Revenue Code; or (F) the occurrence and continuance of a monetary or a material default beyond any applicable cure period under any of the loan documents for each of the properties in the Investment Grade Portfolio. The repurchase price for the Preferred Units will be equal to the sum of (i) the Liquidation Preference; (ii) 1.81% of the Liquidation Preference; (iii) all accumulated and unpaid distributions through the date of repurchase, plus interest thereon; and (iv) if such repurchase occurs within the first 24 months of the investment, with respect to the repurchase of the first 75% of the Preferred Units, all distributions that would have been payable from the date of repurchase through the end of the 18th month of the investment, and, with respect to the repurchase of the remaining 25% of the Preferred Units, all distributions that would have been payable from the date of repurchase through the end of the 24th month of the investment.

Beginning two years from the date of the Unit Purchase Agreement, for each six-month period, the Operating Partnership will be required to repurchase a number of Preferred Units equal to the lesser of (i) 10% of the then-outstanding Preferred Units, or (ii) an aggregate Liquidation Preference of $25 million; provided, however, that such repurchase will not be required if the aggregate value of the Preferred Units and the Registrant’s outstanding indebtedness is less than 55% of the stabilized value of the Registrant’s property portfolio, and such property portfolio is generating a minimum debt yield of 14%.

Exchange Rights

Following the occurrence of an Optional Repurchase Event, Preferred Units will be exchangeable, at the option of the holder, into shares of Preferred Stock (as defined and described in further detail below) at an exchange rate of one share of Preferred Stock for each Preferred Unit exchanged, subject to adjustment as described further in the Amendment.

Covenants

The Amendment contains a number of covenants of the Registrant and the Operating Partnership, including, but not limited to, certain covenants that limit the Operating Partnership’s discretion in utilizing cash flows and require that distributions on the Preferred Units be given priority over other disbursements, including distributions on Common Units and redemptions of the Registrant’s shares, each under the circumstances outlined further in the Amendment.

The Amendment also contains the following financial covenants (as defined therein and tested as of the close of each fiscal quarter beginning with the quarter ending December 31, 2013):

•	the maximum Senior Loan-to-Value Ratio on the Registrant’s aggregate property portfolio shall be 54% during the 12 month period following the date the Preferred Units were issued to the Investor and 50% thereafter; and

•	the minimum Debt Yield shall be at least 13.5%.

Events of Default

The occurrence of any of the following shall constitute an Event of Default under the Amendment: (i) default in any payment to holders of Preferred Units pursuant to the Amendment when such payment is due and payable; (ii) failure to make any of the repurchases as required every six months; (iii) material default in the performance of, or breach of, covenants, warranties, or other agreements contained in the Amendment, the Unit Purchase Agreement, the Second Amended and Restated Limited Partnership Agreement, the Investor Rights Agreement, and certain other related agreements by the Operating Partnership, the Registrant, or the Registrant’s advisor, as applicable, which breach or default continues for 10 days after notice of such breach is received; (iv) an event of bankruptcy as to the Registrant or the Operating Partnership or their subsidiaries; (v) a cross-default with certain of the Registrant’s material indebtedness; (vi) certain material litigation; (vii) the termination or suspension of the broker/dealer’s license of Griffin Capital Securities, Inc., which, in the case of suspension, continues for 60 days after notice of such suspension is received; or (viii) the Registrant’s failure to qualify as a REIT. During the continuance of an Event of Default, all amounts payable to holders of outstanding Preferred Units, including distributions, will accrue at the lesser of (i) 5%, plus the applicable distribution rate then in effect and (ii) the maximum rate permitted by applicable law.

Protective Provisions

Pursuant to the terms of the Amendment, the Registrant, the Operating Partnership, and their subsidiaries, are prohibited from undertaking the following activities while the Preferred Units are outstanding without first obtaining the prior written consent of the holders of a majority of the Preferred Units then outstanding (capitalized terms are as defined in the Amendment):

•	authorizing or issuing additional (1) preferred stock or units that are equal to or senior to the Preferred Units with respect to certain rights and preferences, or (2) junior stock or units that interferes with the rights of the Preferred Units;

•	altering the terms of (1) the Amendment, the Unit Purchase Agreement, or any of the other related documents, or (2) the organizational documents of the Registrant, the Operating Partnership, or any of their respective subsidiaries, to the extent the amendment would reasonably be expected to adversely affect the Preferred Units, or the Preferred Stock or the holders thereof, in the event that Preferred Units have been exchanged for shares of Preferred Stock;

•	incurring debt that would violate the financial covenants contained in the Unit Purchase Agreement or refinancing any debt that would result in a failure to meet the financial covenants set forth in the Amendment;

•	in the case of the Operating Partnership, redeeming junior equity securities, and in the case of the Registrant, its subsidiaries, and subsidiaries of the Operating Partnership, redeeming any equity securities, other than (1) redemptions pursuant to the Registrant’s share redemption program, (2) redemptions of units of limited partner interest of the Operating Partnership in exchange for shares of the Registrant’s common stock, and (3) redemptions that are required to be redeemed for cash only pursuant to existing contribution agreements and in an amount not to exceed $5 million;

•	holding assets in another entity or engaging in business other than the business of the Registrant, the Operating Partnership, and their respective subsidiaries;

•	engaging in affiliate transactions that could reasonably be expected to adversely affect the Preferred Units, or the Preferred Stock or the holders thereof, in the event that Preferred Units have been exchanged for shares of Preferred Stock, other than (1) transactions described in the Registrant’s advisory agreement and property management agreement, and (2) certain transactions already contemplated to be entered into by the Registrant;

•	engaging in a Change of Control;

•	commencing or suffering to exist an event of bankruptcy as to the Operating Partnership, the Registrant, or any of their respective subsidiaries;

•	paying any distributions, other than a distribution made on a regular monthly basis consistent with past practice on (1) in the case of the Operating Partnership, Common Units or other equity securities that rank, as to distributions and upon liquidation, junior to the Preferred Units, and (2) in the case of the Registrant, its subsidiaries, or a subsidiary of the Operating Partnership, shares of common stock or common equity securities or other equity securities that rank, as to distributions and upon liquidation, junior to such entity’s shares of preferred stock or preferred equity securities; provided, however, that the foregoing shall not prohibit special distributions that are (A) distributions of Net Operating Cash Flow or Net Capital Proceeds made pursuant to the Amendment or (B) necessary to preserve the Registrant’s status as a REIT; and

•	engaging in a recapitalization, reorganization, merger, unit or stock split, statutory unit or stock exchange, sale of all or substantially all of such entity’s assets, tender offer for all or substantially all of its Common Units, shares of common stock or other common equity securities, as the case may be, or other similar transaction.

Investor Rights Agreement

Preferred Stock Issuance

The Investor Rights Agreement provides the Investor with the right, upon the occurrence of an Optional Repurchase Event as outlined above, to exchange the Preferred Units on a one for one basis for shares of the Registrant’s preferred stock. The Registrant has placed in escrow (i) Articles Supplementary to the Registrant’s Third Amended and Restated Charter, which Articles Supplementary provide for the issuance of up to 24,319,066 shares of Series A Cumulative Voting Redeemable Preferred Stock (the “Preferred Stock”), (ii) stock certificates representing such issuance, and (iii) Amended and Restated Bylaws of the Registrant. Upon an Optional Repurchase Event, the Investor may elect to cause the escrow agent to file the Articles Supplementary with the Maryland State Department of Assessments and Taxation, to release some or all of the stock certificates to the Investor, and to release the Amended and Restated Bylaws.

Shares of Preferred Stock are subject to substantially the same terms as the Preferred Units with respect to distributions, financial covenants, and protective provisions, each as outlined above. Shares of Preferred Stock will vote as a single class together with the shares of the Registrant’s common stock on all matters submitted to the Registrant’s common stockholders, provided, however, that holders of shares of Preferred Stock will be entitled to vote separately as a class to elect additional directors to the Registrant’s board of directors (the “Preferred Directors”), such that the total number of Preferred Directors will represent a majority of the Registrant’s directors. The remainder of the material rights, preferences, and privileges of the Preferred Stock are the same as those of the Registrant’s common stock.

The Registrant’s redemption of shares of the Preferred Stock and a holder’s election to cause the Registrant to repurchase shares of the Preferred Stock will each be subject to substantially the same terms as the redemption and repurchase of the Preferred Units, as outlined above.

Additionally, in the event that Preferred Units have been exchanged for shares of Preferred Stock, and the Operating Partnership repurchases any of the Preferred Units from the Registrant, the Registrant is required to redeem or repurchase an equivalent number of shares of Preferred Stock.

Board of Directors Participation

Pursuant to the terms of the Investor Rights Agreement, the Investor is entitled to appoint a non-voting observer representative to attend and participate in meetings of the Registrant’s board of directors and committees thereof. Further, to the extent that shares of Preferred Stock are issued and outstanding, the holders of such stock (voting separately as a class) shall be entitled to elect additional directors of the Registrant, such that the directors so elected will represent a majority of the directors of the Registrant at the time of the election, and the entire Board of Directors of the Registrant will be increased accordingly.

Board Observer and Indemnification Agreement

The Board Observer and Indemnification Agreement sets forth the rights and obligations of the Investor’s designated non-voting observer representative with respect to such individual’s attendance at meetings of the Registrant’s Board of Directors and committees thereof. Pursuant to the terms of the Board Observer and Indemnification Agreement, the Registrant will indemnify and advance expenses and costs incurred by the non-voting observer representative in connection with any claims, suits or proceedings brought against such individual as a result of his attendance at meetings of the Registrant’s Board of Directors and committees thereof.

Additional Terms Related to Operating Partnership Equity Investment

The Registrant has entered into subordination agreements with respect to the Registrant’s advisory agreement with its advisor and property management agreements with its property manager. Pursuant to the terms of the subordination agreements, all payments due to the advisor and its affiliates and the property manager, as applicable, under such agreements are subordinated to the rights of the Investor. Upon the occurrence of (i) an Optional Repurchase Event, (ii) any event that would give a party to the advisory agreement or property management agreements the right to terminate the respective agreements, or (iii) any event that would give the Investor the right to terminate the respective agreements, the Investor may elect to either terminate or continue to enforce the respective agreements. The subordination agreements also provide that, upon the occurrence of an Optional Repurchase Event, no payments will be made to the advisor or property manager under the advisory agreement or property management agreements, respectively.

Item 2.01 Completion of Acquisition or Disposition of Assets

As reported in Item 1.01 above, on November 5, 2013, the Registrant, through the Borrower SPEs, entered into the Portfolio Purchase Agreement. On November 5, 2013, the Registrant closed on the acquisition of the Investment Grade Portfolio for an aggregate purchase price of approximately $521.5 million, plus closing costs and acquisition fees. The purchase price for the Investment Grade Portfolio was funded with a combination of the issuance of the Preferred Units described in Item 1.01 above, proceeds from the KeyBank Term Loan described below in Item 2.03, and proceeds from the Registrant’s public offering.

The Registrant’s advisor is entitled to reimbursement of $2,607,500 in actual acquisition expenses incurred in connection with the acquisition of the Investment Grade Portfolio. In addition, pursuant to an amendment to the advisory agreement, the Registrant’s advisor will earn and be entitled to payment of $13,037,500 in acquisition fees related to the acquisition at such time as the Registrant’s aggregate property portfolio, including the Investment Grade Portfolio, has an overall debt-leverage of 50% or lower.

The Registrant’s portfolio now includes 41 wholly-owned properties in 18 states, consisting of approximately 8.8 million rentable square feet and an aggregate purchase price of approximately $1.1564 billion.

A summary of the properties in the Investment Grade Portfolio is as follows:

Property	Major Lessee	Credit Rating of Major Lessee	% Leased by Major Lessee	% Leased	Year Built/ Renovated	Purchase Price		Approx. Square Feet	Implied Initial Capitalization Rate(1)		Annualized Gross Base Rent(2)		Annualized Net Effective Rent per Square Foot(3)		Year of Lease Expiration
Coca-Cola Refreshments Atlanta, GA	Coca-Cola Refreshments USA	AA-(4)	94.3%	100%	1985	$56,700,000		315,900	9.18%		$4,807,000		$16.47		2018
Atlanta Wildwood(5) Atlanta, GA	Hyundai Capital USA/ BlueLinx	BBB+/ (N/A)	50%/ 100%	50%/ 100%	1995/ 1995	$28,000,000		100,000/ 150,000	9.86%		$3,501,000		$11.04		2023/ 2019
General Electric Atlanta, GA	General Electric Company	AA+	100%	100%	1998	$61,000,000		265,100	7.06%		$4,306,000		$16.24		2025
Community Insurance Mason, OH	Community Insurance Company	A+	100%	100%	2003	$23,500,000		223,500	10.51%		$2,469,000		$11.05		2019
Anthem Mason, OH	Anthem Prescription Management	BBB+(6)	100%	100%	1997	$9,500,000		78,200	9.97%		$947,000		$12.10		2019
JPMorgan Chase Westerville, OH	JPMorgan Chase	A	100%	100%	1972	$44,500,000		388,700	7.23%		$3,217,000		$8.28		2025
IBM Dublin, OH	IBM	AA-	87.6%	100%	1990	$37,300,000		322,700	11.2%		$4,177,000		$12.95		2020
Aetna Arlington, TX	Aetna Life Insurance Company	A+	86.7%	94%	1998	$16,000,000		139,400	7.7%		$2,568,000		$8.84		2020
CHRISTUS Health Irving, TX	CHRISTUS Health	A-	97.8%	100%	1998	$46,350,000		253,300	6.87%		$4,972,000		$12.57		2024
Roush Industries Allen Park, MI	Roush Industries	(N/A)	100%	100%	2000	$12,250,000		169,200	10.43%		$1,277,000		$7.55		2015
Eagle Rock Executive Office Center East Hanover, NJ	GfK Holding, Inc.	(N/A)	17.3%	35.5%	1990	$6,500,000		177,800	(2.82%)		$2,882,000		($1.03)		2022
College Park Plaza Indianapolis, IN	Republic Airways Holdings	(N/A)	42.3%	82.2%	1998	$7,400,000		179,500	14.76%		$2,652,000		$6.08		2014
Wells Fargo Milwaukee, WI	Wells Fargo Bank, N.A.	AA-	100%	100%	1990	$26,000,000		229,600	8.04%		$3,969,000		$9.11		2019
One Century Place Nashville, TN	Willis North America	BBB-	32.0%	89.6%	1991	$70,000,000		538,800	5.71%		$8,880,000		$7.42		2026
Shire Pharmaceuticals Wayne, PA	Shire Pharmaceuticals, Inc.	(N/A)	100%	100%	1985	$21,500,000		114,100	10.56%		$3,023,000		$19.90		2017
Comcast (Northpointe Corporate Center I) Lynwood, WA	Comcast Corporation	A-	100%	100%	2007	$27,000,000		87,400	5.75	%(7)	$2,087,000		$9.93		2017
Northpointe Corporate Center II Lynwood, WA	Vacant	(N/A)	(N/A)	0%	2007		(8)	69,000	(N/A	)	(N/A	)	(N/A	)	(N/A)
United HealthCare St. Louis, MO	United HealthCare Services	A(9)	100%	100%	1998	$28,000,000		188,500	9.81%		$2,746,000		$14.57		2018

Total						$521,500,000		3,990,700	8.12%		$72,166,000		$10.61

(1)	The estimated Implied Initial Capitalization Rate is determined by dividing the projected net rental payment for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). Generally, pursuant to each lease, if the tenant is responsible for the payment of all property operating expenses, insurance and taxes, the net rental payment by the tenant to the landlord is equivalent to the base rental payment. The projected net rental payment includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.
(2)	The gross base rent is the contractual rental payments for existing tenants and projected rental payments for future tenants for the twelve-month period subsequent to November 1, 2013, taking into consideration contractual rent increases for the period presented.
(3)	The net effective rent per square foot is calculated by dividing the net effective rent by the square footage for each property listed in the table above, taking into account rent concessions and abatements which are offset by any credits provided therefor by the seller as part of the acquisition.
(4)	Credit rating of parent company The Coca Cola Company.
(5)	Property contains two separate buildings.
(6)	Credit rating of parent company Express Scripts.
(7)	Capitalization rate and operating information based on the combined operating projection and purchase price of Comcast (Northpointe Center I) and Northpointe Corporate Center II.
(8)	Included in Comcast (Northpointe Corporate Center I) purchase price.
(9)	Credit rating of parent company UnitedHealth Group, Inc.

Griffin Capital Essential Asset Property Management, LLC, an affiliate of the Registrant, will manage the properties in the Investment Grade Portfolio and will be paid management fees in an amount of 3% of the gross monthly revenues collected from the properties in the Investment Grade Portfolio.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As reported in Item 1.01 above, to partially finance the acquisition of the Investment Grade Portfolio, the Registrant, through the Borrower SPEs, obtained $300 million in debt pursuant to the KeyBank Term Loan. The KeyBank Term Loan had an initial funding of $282 million, with an $18 million holdback available to fund future tenant improvements and leasing costs for the Mortgaged Properties (as defined below).

The amount drawn under the KeyBank Term Loan will bear interest at the option of the Borrower SPEs of either the Alternate Base Rate plus the Applicable Rate or the Adjusted LIBO Rate plus the Applicable Rate (each as defined in the KeyBank Term Loan). The Borrower SPEs elected to have the Adjusted LIBO Rate plus the Applicable Rate apply to the initial draw, which equated to an initial interest rate of approximately 2.2%. The KeyBank Term Loan has a term of three years, maturing on November 5, 2016, subject to two, one-year extension options (subject to the fulfillment of certain conditions), and requires monthly interest-only payments. The KeyBank Term Loan may be terminated or prepaid, in whole or in part, at any time without fees or penalty, provided that the Borrower SPEs will indemnify KeyBank for any breakage costs associated with any LIBOR borrowings.

The Operating Partnership paid a commitment fee of 1.25% of the maximum loan amount in connection with the KeyBank Term Loan. The Operating Partnership will also pay an annual administrative fee of $35,000 that is payable quarterly and, upon the exercise of any extension of the KeyBank Term Loan, a fee of 0.25% of the then-outstanding loan amount.

The KeyBank Term Loan is secured by cross-collateralized, first mortgage liens on the properties comprising the Investment Grade Portfolio (the “Mortgaged Properties”). The Registrant has provided a standard non-recourse carveout guaranty and environmental indemnification related to the KeyBank Term Loan.

Mortgaged Properties may be released in accordance with the following release prices: (i) 100% of the allocated loan amount (established at closing for each of the properties included in the Investment Grade Portfolio) if (a) the Pool DSCR (as defined in the KeyBank Term Loan) is 1.60x or greater for the Mortgaged Properties remaining as collateral and (b) at least four Mortgaged Properties remain after such release; (ii) 115% of the allocated loan amount if (a) the Pool DSCR is less than 1.60x for the Mortgaged Properties remaining as collateral and (b) at least four Mortgaged Properties remain after such release; or (iii) if fewer than four Mortgaged Properties remain after such release, the greater of (a) 125% of the allocated loan amount or (b) if the Mortgaged Property in question is being sold, 100% of net sales proceeds. The release of Mortgaged Properties is subject to additional conditions outlined in further detail in the KeyBank Term Loan, including a requirement that the Pool DSCR shall not decline as a result of the release of a Mortgaged Property; provided, however, that the Borrower SPEs shall have the right to make an additional principal prepayment in order to satisfy this requirement.

The KeyBank Term Loan contains a number of customary representations, warranties, indemnities, and covenants, including, but not limited to, the following:

•	The Borrower SPEs will calculate the Pool DSCR quarterly and are subject to the following commitments:

(i)	If the Pool DSCR is less than 1.25x, the Borrower SPEs must fund all excess cash flow after debt service on a monthly basis into a cash collateral reserve account with KeyBank. These funds may be released to the Borrower SPEs upon achievement of a Pool DSCR of 1.25x or greater for two consecutive quarters.

(ii)	If the Pool DSCR falls below 1.20x, the Borrower SPEs will make a principal payment (or post other cash collateral) in an amount to bring the Pool DSCR up to no less than 1.30x. Any collateral will be released upon the achievement of the required 1.30x Pool DSCR for two consecutive quarters.

•	Beginning in month 25 and each month thereafter, the Borrower SPEs will fund a leasing reserve account in equal monthly installments in an amount sufficient to cover budgeted tenant improvements and leasing commissions for the year commencing 12 months forward, in keeping with KeyBank’s budget.

•	KeyBank must approve all leases and material amendments to any leases of property between 50,000 and 200,000 square feet. Majority Lenders (as such term is defined in the KeyBank Term Loan) must approve all leases of property greater than 200,000 square feet.

•	The Borrower SPEs may not incur debt or recourse obligations other than the KeyBank Term Loan. Likewise, a Borrower SPE may not dissolve, terminate, merge, or consolidate itself or transfer in any way its ownership interest in the Investment Grade Portfolio.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Real Estate Acquired.

Since it is impracticable to provide the required financial statements for the acquired real estate described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before January 22, 2014 by amendment to this Form 8-K.

(b) See paragraph (a) above.

(d) Exhibits.

10.1	Portfolio Purchase Agreement

10.2	Third Amendment to Portfolio Purchase Agreement

10.3	KeyBank Term Loan Credit Agreement

10.4	KeyBank Term Loan Form of Promissory Note

10.5	Guaranty of Griffin Capital Essential Asset REIT, Inc.

10.6	Unit Purchase Agreement

10.7	Investor Rights Agreement

10.8	Second Amended and Restated Limited Partnership Agreement of Griffin Capital Essential Asset Operating Partnership, L.P.

10.9	Amendment No. 1 to Second Amended and Restated Limited Partnership Agreement of Griffin Capital Essential Asset Operating Partnership, L.P.

10.10	Board Observer and Indemnification Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT, Inc.

Date: November 12, 2013	By:	/s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer